EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:

John Harker	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8170

Michael Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8603

InFocus®’ Harker to Transition CEO Role; Will Continue as Chairman Ranson to Become InFocus’ Next CEO on September 1

WILSONVILLE, Ore., Aug. 9, 2004 – InFocus® Corporation (Nasdaq: INFS) today said that Chief Executive Officer, John V. Harker, will transition out of the role of CEO over the next three weeks. He will continue as the company’s chairman. The InFocus Board of Directors has selected Kyle Ranson to become the company’s next CEO and a member of the board of directors effective September 1. Ranson currently is president and chief operating officer. The transition is a planned succession that follows Ranson’s selection as president and chief operating officer in 2003.

“This is an excellent time to transition the job of CEO to Kyle. The company’s momentum is building, the management bench is strong, and the balance sheet is healthy,” Harker said. “Kyle is a strong leader of people with a keen insight into the needs of our customers and emerging markets. He is an intense competitor with the ability to focus on our objectives and deliver. These traits, combined with the continuity he brings to InFocus’ strategic direction, will take us to the next level.”

“Our Board of Directors has a succession planning process, and the transition we’re announcing today has been in the making for some time. As Chairman, I will continue to work for InFocus’ success with an active and independent Board that is committed to serving our shareholders, customers and employees,” Harker said.

Harker became president and CEO of the company in April 1992, and was named chairman in 1994. Under his leadership, InFocus has emerged as the industry leader in digital projection.  The company is known for innovation and has expanded its markets to include consumer, home theatre projection and image engines for High Definition Television.  It has transformed itself to a more streamlined company, and it is well positioned for profitable growth.

Ranson noted, “This is an exciting time to lead InFocus. We are literally square in the middle of the digital convergence revolution; potential customers in all walks of life and business have an insatiable appetite for viewing their digital content in larger formats with crisp vibrant color. Whether in the home, office, classroom or public venue we are positioned to take more advantage of this than many, thanks to the visionary thinking and passion for winning that John has instilled into our culture and the way he’s challenged us to put the customer at the center of our thinking. I look forward to exciting years of innovation and growth.”

Ranson’s career in the high tech industry includes a series of executive sales, marketing and general management assignments that span nearly 20 years.  Prior to InFocus Ranson was with Compaq and Hewlett Packard for 15 years both in the United Kingdom and United States where he held various executive level positions. His business expertise spans the globe with hands-on experience in all major global markets.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and Digital Light Processing” and “DLP” are trademarks of Texas Instruments.